Exhibit 5.1

[DAVIS POLK & WARDWELL LETTERHEAD]

January 29, 2004

Re:             Registration Statement on Form S-3

Affymetrix, Inc.

3380 Central Expressway

Santa Clara, California 95051

Ladies and Gentlemen:

We have acted as counsel for Affymetrix, Inc., a Delaware corporation (the “Company”) in connection with the registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration and sale from time to time of $120,000,000 aggregate principal amount of 0.75% Senior Convertible Notes due 2033 (the “Notes”) and such indeterminate number of shares of common stock, par value $0.01 per share, of the Company as may be required for issuance upon conversion of the Notes (the “Underlying Securities”).  The Notes and the Underlying Securities are to be offered and sold by the selling securityholders named in the Registration Statement (the “Selling Securityholders”).  In this regard we have participated in the preparation of the registration statement relating to the Notes and the Underlying Securities.  Such registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”.

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

On the basis of the foregoing, we advise you that, in our opinion:

1.  The Notes have been duly authorized and are legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability, and are entitled to the benefits of the Indenture dated as of December 11, 2003 between the Company and The Bank of New York, as Trustee.

2.  The Underlying Securities reserved for issuance upon conversion of the Notes have been duly authorized and reserved and, when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the States of New York and California, the General Corporation

Affymetrix, Inc.	2	January 29, 2004

Law of the State of Delaware and the Federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Davis Polk & Wardwell